Exhibit 23.2
Consent of Moss Adams LLP,
Independent Public Accounting Firm
The Board of Directors
Prime Healthcare Services, Inc.
We hereby consent to the incorporation by reference in the registration statements (No. 333-130337) on Form S-8 and (Nos. 333-121883, 333-140433 and 333-141100) on Form S-3 of Medical Properties Trust, Inc. of our report dated July 2, 2008, relating to the consolidated balance sheets of Prime Healthcare Services, Inc. and Subsidiaries as of December 31, 2007 and 2006 and the related consolidated statements of income, stockholders’ equity and cash flows for years then ended, which report appears in this Annual Report of Medical Properties Trust, Inc. (Form 10-K, Amendment No. 2) for the year ended December 31, 2007.
/s/ Moss Adams LLP
Irvine, California
July 11, 2008